Len Cereghino & Co.
CORPORATE INVESTOR RELATIONS
2605 Western Ave., Seattle, WA  98121
(206) 448-1996
                      CLIENT:   COWLITZ BANCORPORATION
                      CONTACTS: Charles W. Jarrett, Pres. & COO  (360) 423-9800
                                Don P. Kiser, CFO

                                NORTHERN BANK OF COMMERCE
                                William Spicer, Chairman         (503) 230-1610
                                Michelle Castano Garcia          (503) 222-9164

NEWS RELEASE

          COWLITZ BANCORPORATION TO ACQUIRE NORTHERN BANK OF COMMERCE; SOLIDIFIES STRATEGY TO SERVE NORTHWEST MARKETS FROM SEATTLE TO PORTLAND

     LONGVIEW, WA and PORTLAND, OR - September 14, 1999 - Cowlitz Bancorporation (Nasdaq: CWLZ), the holding company for Cowlitz Bank and Business Finance Corporation, today announced it has signed a definitive agreement to acquire Northern Bank of Commerce (Nasdaq: NBOC) for cash and stock. The acquisition, which Cowlitz will account for as a purchase transaction, is expected to close during the first quarter of 2000 and is subject to approval by regulators and shareholders of both companies. Northern Bank of Commerce will operate as a division of Cowlitz Bank and will continue to conduct business under its current name.

     Northern Bank of Commerce, founded in 1994, specializes in middle market lending and financial services. Since opening in September of 1994, the bank has grown approximately 30% per year, establishing a niche in Portland's small and medium-sized business market. Northern is also noted for its service to retirement communities. It currently operates branches in eight retirement communities throughout the Portland area. At June 30, 1999, assets had risen 38% over the prior year to $71.7 million, loans had increased 31% to $54.6 million and deposits had grown 43% to $66.7 million.

     "Entering the Portland market has been a long-held strategic goal for Cowlitz, and we are excited about this opportunity," said Charles W. Jarrett, President and Chief Operating Officer. "This acquisition gives us an opportunity to expand into Oregon and establishes Cowlitz Bancorporation as a regional financial institution serving the high-growth markets from Seattle to the Portland metropolitan area."

     "This combination brings financial strength and management experience to our customers and our shareholders," stated William Spicer, Northern Bank of Commerce Chairman. "We have grown rapidly, especially during the past 18 months, and we can only benefit from the resources Cowlitz Bank will bring to our community. Their management team is outstanding and knows what it takes to grow in a competitive and demanding market such as ours. With a capital base that is more than six times our own, the combination of management and financial resources will give our customers a tremendous boost in both service and the variety of financial products that we can offer." Spicer will join the Cowlitz Bank Board of Directors.

     According to the terms of the definitive agreement, Northern Bank of Commerce shareholders will receive approximately .82584 shares of CWLZ common stock for each share of NBOC stock and a prorata share of a $2 million escrowed cash account. The number of CWLZ shares exchanged is subject to an adjustment based on a valuation of the NBOC loan portfolio prior to closing. The exchange ratio is also subject to adjustment in the event that additional shares of NBOC stock are issued. NBOC has approximately 1.2 million shares outstanding and had a book value of $3.77 per share at June 30, 1999. Its shares currently trade on Nasdaq's Small Cap market.

     "The structure of this transaction was established to indemnify Cowlitz shareholders from potential loan losses in NBOC's portfolio over the next few years and provide fair value for Northern Bank of Commerce shareholders," said Jarrett. "We believe we have reached an agreement that is fair to all of the participants and will be in the long-term interest of all shareholders. "

     As part of the total consideration, Cowlitz will pay $2 million in cash to NBOC shareholders, which will be placed in escrow to reimburse Cowlitz for potential losses on certain loans should those losses exceed established reserves. Two years following the closing of the merger, the proceeds from the escrow account, minus the portion required to cover losses on certain NBOC loans, will be paid to NBOC shareholders.

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
Cowlitz Bancorporation Acquires Northern Bank of Commerce
Page Two
September 14, 1999

     If the acquisition is terminated, Cowlitz has the right under certain circumstances to either receive a $425,000 break-up fee or to exercise an option to purchase up to 19.9% of NBOC's common stock.

     As of September 20, 1999, Jim Wills, Executive Vice President of Cowlitz Bank, will be named acting President of Northern Bank of Commerce. Wills brings over 30 years of corporate and community banking experience with a reputation for business development, establishing lending policies, and expertise in credit and loan management. Wills has worked in several capacities for Cowlitz Bank, including overseeing their entire loan portfolio before being promoted to Executive Vice President in 1995.

     John Holloway, a founder of Northern Bank of Commerce, board member and current CEO, will remain on Northern's board pending the merger and is expected to remain with the merged organization as Director of Marketing. "Since we started the bank five years ago, I have devoted a great deal of my time introducing our bank to Portland's business community. Cowlitz is an exceptional institution and is dedicated to the same mission of customer service that we are," Holloway stated. "I am looking forward to devoting my time to what I enjoy most - meeting with Portland's businesses and telling them how we can help them."

     On July 29, 1999, Northern Bank of Commerce entered into a Stipulation and Consent to the Issuance of an Order to Cease and Desist with the Federal Deposit Insurance Corporation (FDIC). The FDIC cited specific "unsafe and unsound banking practices" related primarily to administration of its loans and the potential consequences thereof. "Since the FDIC completed its exam in January 1999, Northern Bank of Commerce has increased its loan-loss reserve by $531,000 to total approximately $1.63 million," Spicer said. "Our loan portfolio grew 24% in 1998, and following an internal loan review, we elected to strengthen our balance sheet and increase reserves to 2.96% of gross loans."

     "Cowlitz has been aggressively seeking new markets where we can leverage our capital into solid, long-term, investments for our shareholders," Jarrett noted. "We are confident that NBOC, along with our other recent acquisitions, offers opportunities for growth that can provide substantial future returns.

     "Formerly, Cowlitz was a one-bank holding company with five branches in Southwest Washington State," Jarrett continued. "Since August 1998, we have started up a new Puget Sound business hub through two acquisitions each in both Bellevue and Seattle, opened a loan office outside Portland in Vancouver, are about to open Bay Bank in Bellevue, and now have the beginnings of a business hub in Portland.

     "Clearly, all this growth incurs costs," he added. "While the recent acquisitions of mortgage companies in Bellevue and Seattle would be accretive to our earnings on their own, the costs related to other ventures will temporarily offset their contributions. We expect to see overall benefits to earnings from this newly-developing regional financial network late next year.

     "In the meantime, we intend to focus on bringing all our business components together and to improve productivity throughout our company. We are working to build a highly-profitable organization that meets the needs of our shareholders and customers," Jarrett concluded.

     "Because this acquisition will be occurring over the transition to the year 2000, we are paying close attention to any special challenges that could arise," noted Don P. Kiser, Cowlitz Chief Financial Officer. "Cowlitz has devoted significant resources to the Y2K issue over the last two years, and our systems are already fully compliant. Northern Bank also is current on its Y2K requirements and since the merger will not be completed until after the first of the year, we believe the transition will be relatively smooth."

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




Cowlitz Bancorporation Acquires Northern Bank of Commerce
Page Three
September 14, 1999



     Cowlitz Bancorporation's assets were $168.9 million at June 30, 1999. Shareholders' equity increased to $31.2 million, reflecting capital raised in its March 1998 public offering, and tangible book value equaled $7.08 per common share. The Bancorporation has substantially broadened its products, services and geographic reach through a series of acquisitions during the past year. Its wholly-owned Cowlitz Bank subsidiary is the largest community bank headquartered in Cowlitz County - 40 miles north of Portland, Oregon - and offers commercial banking services primarily to small and medium-sized businesses, professionals and retail customers.

     Cowlitz Bank recently announced formation of a Bay Bank division, stemming from its July 1999 acquisition of Bay Mortgage in Bellevue, Washington. Bay Bank is expected to open in Bellevue later this month. Although the bank has greatly increased its involvement in residential lending, management remains committed to providing commercial banking services to small and medium-sized businesses, professionals and retail customers.

     Cowlitz Bank also provides mortgage lending services through its current branch system and to the metropolitan Portland, Oregon market through its Vancouver, Washington, Mortgage Loan Office. Cowlitz' other subsidiary, Business Finance Corporation, was acquired in September 1998 and provides asset based financing to companies throughout the Western US (California, Nevada, Hawaii, Oregon and Washington).

                      Forward Looking Statement Disclaimer

This report contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in those statements, which are representative only on the date hereof. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by the use of the words, "expect to," "plan," "will," "believe" and words of a similar predictive nature. Because management's assumptions and projections are based on their anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and these variations may be material and adverse. Risks and uncertainties include the ability of Cowlitz to: effectively integrate NBOC as well as its recent acquisitions, retain key employees, improve service, continue growing, reduce expenses at NBOC, improve profitability throughout the Cowlitz network and to insure smooth computer operations in 2000. Therefore, you should not rely solely on the forward-looking statements in evaluating an investment or prospective investment, and you should consider all uncertainties and risks in the institutions' filings with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation. Respective annual reports on Form 10-K for the year ended December 31, 1998 discuss a number of factors that may contribute to variances from our expectations. The corporations undertake no obligation to update any forward-looking statements contained herein.

NOTE:  Transmitted on PR Newswire at 5:00 p.m. PDT, September  14, 1999.